EXHIBIT 99.1

                                  RISK FACTORS

We may not realize the expected operational and financial benefits from the Branch Acquisition or other acquired banking operations

The Branch Acquisition was our largest acquisition to date. This transaction substantially increased our business activities in the Minneapolis/St. Paul market. In addition to the completed Branch Acquisition, we may continue to expand into additional communities or attempt to strengthen our position in our current markets by acquiring banking institutions and/or making branch acquisitions.

Acquiring banking operations involves numerous risks. Failure to address these risks could adversely affect our results of operations and financial condition. These risks include:

o potential exposure to unknown or contingent liabilities of banks and businesses we acquire;

o        unanticipated problems with the quality of the assets acquired;

o        inadequate indemnification;

o difficulties in maintaining adequate sources of funding at attractive pricing;

o        the potential diversion of our management's time and attention;

o the possible losses of key employees, depositors and customers of the banks and businesses we acquire;

o possible increases in leverage resulting from borrowings needed to finance an acquisition or augment regulatory capital; and

o        incurring goodwill when we account for an acquisition as a purchase.

The Branch Acquisition resulted in recorded intangibles which, together with a relatively larger mix of lower earning investment securities, lowered our net interest margin and tangible capital.

Our geographic concentration is in the Upper Midwest and many of the communities we serve are dependent upon agriculture

Our success depends to a great extent upon the general economic conditions of the communities we serve in Minnesota, Wisconsin and North Dakota. Many of the communities we serve are predominantly dependent on agriculture. We estimate that approximately 40% of our deposits and 35% of our loans and leases originate in such communities. Agriculture in these communities is affected by many factors beyond our control, including weather, government policies, fluctuating commodity prices, energy costs, and natural disasters. Flooding, high fuel costs, and low commodity prices in recent years in some of the areas we serve have resulted in reduced levels of economic activity. Similar events in the future may adversely affect our loan quality, local loan demand and other aspects of our business and results of operations.
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Changes in interest rates could have an adverse effect on our profitability

Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income. This is the difference between the interest income we earn on our interest-earning assets, such as loans, and the interest expense we pay on our interest-bearing liabilities, such as deposits. When interest rates are rising, the interest income we earn on loans and interest-bearing investments may not increase as rapidly as the interest expense paid on our liabilities. As a result, our earnings may be adversely affected.

Factors such as inflation, recession, unemployment, money supply, international disorders, instability in domestic and foreign financial markets and other factors beyond our control may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on our loans and payments on our mortgage-backed securities resulting in the receipt of proceeds that may be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although we have an asset-liability management strategy designed to control our risk from changes in market interest rates, changes in interest rates still could have an adverse effect on our profitability. At December 31, 2001, based on differences in the timing of the repricing of our interest rate sensitive assets and interest rate sensitive liabilities, we were slightly asset sensitive on a consolidated basis.

We may be adversely affected by government monetary policy

As a bank holding company, our business is affected by the monetary policies of the Federal Reserve Board, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. In setting its policy, the Federal Reserve Board may use techniques such as the following:

o engaging in open market transactions in United States government securities;

o        setting the discount rate on member bank borrowing; and

o        determining reserve requirements.

These techniques may have an adverse effect on our deposit levels, net interest margin, loan demand or our business and operations.

Credit losses are inherent in our business, and our allowance for loan losses may be inadequate to cover actual loan losses

Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. Every loan we make carries a certain risk of non-payment. This risk is affected by, among other things:

o        the credit risks of a particular borrower;

o        changes in economic and industry conditions;

o        the duration of the loan; and

o in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral.
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We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for potential losses based on a number of factors. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:

o an ongoing review of the quality, size and diversity of our loan portfolio;

o        evaluation of non-performing loans;

o        historical loan loss experience; and

o the amount and quality of collateral, including guarantees, securing the loans.

If our assumptions are wrong, our allowance for loan losses may be insufficient to cover our losses, thereby having an adverse effect on our operating results and perhaps causing us to increase the allowance in the future. The actual amount of future provisions for loan losses cannot now be determined and may exceed the amounts of past provisions.

Commercial loans and commercial real estate loans represent a significant portion of our loan portfolio, and repayment of these loans may depend on factors outside of our control or the control of our borrowers

As of December 31, 2001, our commercial loans and commercial real estate loans totaled $1.9 billion, or 55%, of our total loan portfolio. Commercial lending and commercial real estate lending typically involve higher principal amounts and the repayment of the loans generally depends, in large part, on sufficient income from the borrowers and cash flow from the collateral securing the loans to cover operating expenses and debt service. Economic events or governmental regulations outside of the control of the borrower or lender could negatively impact the future cash flow of the borrowers and the value of the collateral securing the loans.

Changes in the regulatory structure or the statutes or regulations that apply to us could have a material impact on our operations

We are subject to extensive regulation, supervision and examination by the Federal Reserve Board and the Office of the Comptroller of the Currency. The supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than the shareholders of these entities. Our success depends on our continued ability to comply with these regulations. Some of these regulations may increase our costs and thus place non-bank financial institutions in stronger, more competitive positions. Regulatory authorities have extensive discretion in carrying out their supervisory and enforcement responsibilities. They have also implemented regulations that have increased capital requirements, increased insurance premiums, required approval of acquisitions and other changes of control and resulted in increased administrative and professional expenses. Any change in the existing regulatory structure or the applicable statutes or regulations could have a material impact on our operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect our powers, authority and operations, which in turn could have a material adverse effect on our operations.

If we do not adjust to rapid changes and consolidation in the financial services industry, our financial performance may suffer

Our ability to compete successfully in our market areas will depend in part on our ability to expand the financial services we offer to meet the requirements and demands of our customers. In addition to the challenge of attracting and retaining customers for traditional banking services, our competitors now include securities dealers, brokers, mortgage bankers, investment advisors, finance companies, and insurance companies who seek to offer one-stop financial services to their customers. This may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.
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We continually encounter technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

As a service to our customers, we currently offer Bremer eBank and Bremer ePay, our retail Internet banking and bill paying services and Bremer eBiz and Bremer eACH, a package of Internet-based cash management services for businesses. The use of these services involves the transmission of confidential information over public networks. We cannot be sure that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach in the commercially available encryption and authentication technology that we use to protect our customers' transaction data. If we were to experience such a breach or compromise, we could suffer losses, and our operations could be adversely affected.

The Otto Bremer Foundation ownership interest in Bremer is significant, which may affect us in various ways

The Otto Bremer Foundation, a non-profit charitable trust, is our largest shareholder. It owns 240,000 shares, or 20%, of our class A common stock and 10,800,000 shares, or 100%, of our class B common stock. Holders of class A common stock have full voting rights with regard to all matters while holders of class B common stock have the right to vote on an equivalent per share basis with the holders of the class A common stock only with respect to certain extraordinary transactions. Three of the seven members of our board of directors are also the only trustees of the Foundation. As a result, the Foundation may exert significant influence over our corporate affairs. As a private foundation, the Foundation is subject to tax laws and other regulations at both the federal and state level. Any change in these tax laws or other regulations that had a significant impact on the Foundation could also impact us. The Foundation's expectations regarding dividends needed to fund its annual distribution requirements and our two-class common stock structure may limit our access to capital and consequently our ability to grow through future acquisitions.
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